EXHIBIT 15
Acknowledgment of Ernst & Young LLP
June 25, 2007
The Board of Directors and Shareholders
F.N.B. Corporation
We are aware of the incorporation by reference in the Registration Statement (Form S-8) of F.N.B. Corporation for the registration of 3,171,003 shares of its common stock of our report dated May 8, 2007, relating to the unaudited condensed consolidated interim financial statements of F.N.B. Corporation and subsidiaries that are included in its Form 10-Q for the quarter ended March 31, 2007.
/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania